Westwood Holdings Group, Inc. Reports First Quarter 2017 Results
Non-U.S. Clients Reach Record 20% of AUM

Dallas, TX, April 26, 2017 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2017 revenues of $32.6 million compared to $29.1 million in the first quarter of 2016 and $31.1 million in the fourth quarter of 2016, primarily related to higher average assets under management ("AUM") due to market appreciation and performance-based fees of $0.4 million earned in the first quarter of 2017.

AUM as of March 31, 2017 totaled $22.1 billion, up from $21.1 billion and $21.2 billion at March 31, 2016 and December 31, 2016, respectively. Assets under advisement ("AUA") totaled $1.1 billion compared to $325 million and $1.0 billion at March 31, 2016 and December 31, 2016, respectively.

Compared to the first quarter of 2016, net income increased from $3.5 million to $6.1 million. The increase primarily related to higher revenues as noted above, partially offset by a $1.2 million increase in employee compensation and benefits related to higher compensation and additional headcount. Diluted earnings per share of $0.73 compared to $0.44 for the first quarter of 2016. Non-GAAP Economic Earnings for the quarter increased from $8.1 million, or $1.01 per share, in 2016's first quarter, to $10.6 million, or $1.28 per share, in the first quarter of 2017.

First quarter net income totaled $6.1 million compared with $7.6 million in the fourth quarter of 2016. The decrease related primarily to seasonal incremental payroll tax and benefit plan matching expenses on cash bonuses paid during the first quarter and, to a lesser extent, provisions for higher incentive compensation and merit salary increases for 2017, partially offset by higher revenues as discussed above. Diluted earnings per share of $0.73 compared to $0.92 for the fourth quarter of 2016. Non-GAAP Economic Earnings for the quarter of $10.6 million, or $1.28 per share, compared to $12.0 million, or $1.45 per share, in the immediately preceding quarter.

Highlights from the first quarter 2017 include:

•	Non-U.S. clients reached a record 20% of our AUM.

•	Revenues of $32.6 million increased $3.5 million from the first quarter of 2016 and $1.5 million from the fourth quarter of 2016.

•	Emerging Markets strategies outperformed their benchmarks with double-digit returns in the quarter.

•	New tax-efficient, high conviction Select Equity strategy is off to a solid start, outperforming its benchmark for the quarter.

Brian Casey, Westwood’s President & CEO, commented, "Looking to the remainder of 2017, Westwood strategies are well–positioned in an environment where active management can deliver excess returns and specific outcomes for our clients. Our focus remains, as it has for more than 30 years, on controlling downside protection and absolute risk. We believe that our high active share equity strategies, which provide varying levels of volatility exposure and return profiles, will attract investors looking for differentiated results."

Westwood’s Board of Directors declared a quarterly cash dividend of $0.62 per common share, payable on July 3, 2017 to stockholders of record on June 9, 2017. At quarter-end, Westwood had $75.4 million in cash and investments, stockholders’ equity of $144.8 million, and no debt.

Economic Earnings and Economic Earnings per Share (" Economic EPS") are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2017 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through May 3, 2017 by dialing 855-859-2056 (domestic and Canada) or 404-537-3406 (international) and then entering the passcode 2165728.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $22.1 billion in assets under management (as of March 31, 2017), our firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to our strategies is available through separate accounts, commingled funds, the Westwood Funds® family of mutual funds, UCITS funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Texas, Westwood also maintains offices in Toronto, Boston, Omaha and Houston.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: the composition and market value of our assets under management; regulations adversely affecting the financial services industry; competition in the investment management industry; our assets under management includes investments in foreign companies; our ability to develop and market new investment strategies successfully; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to maintain effective cyber security; our ability to maintain effective information systems; our ability to pursue and properly integrate acquired businesses; litigation risks; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s Securities and Exchange Commission filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Tiffany B. Kice
Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
REVENUES:
Advisory fees:
Asset-based	$23,789	$23,564	$21,815
Performance-based	386	—	—
Trust fees	7,795	7,515	7,465
Other, net	653	13	(151)
Total revenues	32,623	31,092	29,129

EXPENSES:
Employee compensation and benefits	$17,717	$14,270	$16,494
Sales and marketing	477	496	328
Westwood mutual funds	863	873	696
Information technology	1,756	1,696	1,964
Professional services	1,496	915	1,646
General and administrative	2,544	2,043	2,355
Total expenses	24,853	20,293	23,483
Income before income taxes	7,770	10,799	5,646
Provision for income taxes(1)	1,706	3,222	2,124
Net income	$6,064	$7,577	$3,522
Other comprehensive income (loss):
Foreign currency translation adjustments	207	(606)	1,303
Total comprehensive income	$6,271	$6,971	$4,825

Earnings per share:
Basic	$0.75	$0.95	$0.45
Diluted	$0.73	$0.92	$0.44

Weighted average shares outstanding:
Basic	8,065,825	7,988,558	7,862,449
Diluted	8,311,382	8,261,274	8,047,084

Economic Earnings	$10,607	$12,014	$8,093
Economic EPS	$1.28	$1.45	$1.01

Dividends declared per share	$0.62	$0.62	$0.57
_____________________

(1)
Our as adjusted tax rate for the first quarter of 22.0% included a $1.0 million discrete tax benefit associated with the adoption of new accounting guidance related to stock–based compensation awards that vested during the quarter.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$30,626	$33,679
Accounts receivable	25,208	23,429
Investments, at fair value	44,786	56,485
Other current assets	2,386	2,364
Total current assets	103,006	115,957
Goodwill	27,144	27,144
Deferred income taxes	10,860	10,903
Intangible assets, net	20,904	21,394
Property and equipment, net of accumulated depreciation of $4,834 and $4,590	4,190	4,280
Total assets	$166,104	$179,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,482	$2,641
Dividends payable	6,328	6,679
Compensation and benefits payable	5,260	17,200
Income taxes payable	4,007	3,148
Total current liabilities	18,077	29,668
Accrued dividends	1,030	1,767
Deferred rent	2,161	2,174
Total liabilities	21,268	33,609

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 9,989,598 and outstanding 8,888,656 shares at March 31, 2017; issued 9,801,938 and outstanding 8,810,375 shares at December 31, 2016	100	98
Additional paid-in capital	167,928	162,730
Treasury stock, at cost - 1,100,942 shares at March 31, 2017; 991,563 shares at December 31, 2016	(50,868)	(44,353)
Accumulated other comprehensive loss	(4,080)	(4,287)
Retained earnings	31,756	31,881
Total stockholders’ equity	144,836	146,069
Total liabilities and stockholders’ equity	$166,104	$179,678

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,064	$3,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	240	258
Amortization of intangible assets	490	490
Unrealized gains on trading investments	(303)	(248)
Stock based compensation expense	3,897	4,003
Deferred income taxes	26	(109)
Excess tax benefits from stock based compensation	—	(165)
Other non-cash, net	(7)	288
Changes in operating assets and liabilities:
Net sales of investments - trading securities	12,002	27,813
Accounts receivable	(1,721)	(5,675)
Other current assets	(18)	675
Accounts payable and accrued liabilities	(161)	374
Compensation and benefits payable	(11,394)	(15,749)
Income taxes payable	859	1,666
Other liabilities	(33)	82
Net cash provided by operating activities	9,941	17,225
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(150)	(378)
Net cash used in investing activities	(150)	(378)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	—	(4,411)
Purchase of treasury stock under employee stock plans	(1,326)	(614)
Restricted stock returned for payment of taxes	(5,189)	(3,696)
Excess tax benefits from stock based compensation	—	165
Cash dividends	(6,564)	(5,724)
Net cash used in financing activities	(13,079)	(14,280)
Effect of currency rate changes on cash	235	1,118
NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,053)	3,685
Cash and cash equivalents, beginning of period	33,679	22,740
Cash and cash equivalents, end of period	$30,626	$26,425

Supplemental cash flow information:
Cash paid during the period for income taxes	$828	$541
Accrued dividends	$7,358	$6,714
Accrued purchase of property and equipment	$—	$832
Tenant allowance included in Property and equipment	$—	$1,128

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net Income	$6,064	$7,577	$3,522
Add: Stock based compensation expense	3,897	3,790	4,003
Add: Intangible amortization	490	490	490
Add: Tax benefit from goodwill amortization	156	157	78
Economic Earnings	$10,607	$12,014	$8,093

Diluted weighted average shares	8,311,382	8,261,274	8,047,084
Economic EPS	$1.28	$1.45	$1.01

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic EPS. We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review our dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.